Exhibit 99.2

                      AMENDED AND EXTENDED PROMISSORY NOTE


$268,551.25                                                  Lone Tree, Colorado
                                                                   June 30, 2007


      FOR VALUE RECEIVED, the undersigned OrthoNetx, Inc., a Nevada corporation, (Borrower) promises to pay to Randolph C. Robinson, MD, or order (Holder) the principal sum of Two Hundred Sixty Eight Thousand Five Hundred Fifty One and 25/100 DOLLARS ($268,551.25) with interest on the unpaid principal balance from the date hereof until paid, at the rate of 13.0 % per annum. Principal and interest shall be payable at 7430 E. Park Meadows Dr., #300, Lone Tree, CO 80124, or such other place as the Holder may designate. Principal and interest shall be payable as follows:

      Until August 1, 2007, accruing interest shall be added to the principal indebtedness on the first day of each month. Commencing August 1, 2007, and on the first day of each month thereafter, interest shall be paid on the then outstanding principal amount. Commencing February 1, 2008, and on the first day of each month thereafter, payments shall be in an amount equal to accrued interest plus an amount payment sufficient to amortize the principal balance of this Note in full over a 36 month period; provided, however, if not sooner paid, the entire principal amount outstanding and all accrued interest thereon, shall be due and payable on the 1st day of August, 2009.

      Borrower shall pay to the Note Holder a late charge of four percent (4%) of any payment not received by the Note Holder within ten (10) days after the payment is due.

      Payments received for application to this Note shall be applied first to the payment of late charges, if any, second to the payment of accrued interest at the rate specified below, if any, third, to accrued interest first specified above, and the balance applied in reduction of the principal amount hereof.

      If any payment required by this Note is not paid when due, or if any default under any Security Agreement or an agreement between OrthoNetx, Inc. (including a guarantor for this obligation) and the Holder occurs, the entire principal amount outstanding and accrued interest thereon shall at once become due and payable at the option of the Holder (Acceleration); and the indebtedness shall bear interest at a rate which is four percent greater than the non-defaulting rate from the date of default until cured. The Holder shall be entitled to collect all reasonable costs and expense of collection and/or suit, including, but not limited to reasonable attorneys' fees.

      Borrower may prepay the principal amount outstanding under this Note, in whole or in part, at any time without penalty. Any partial prepayment shall be applied against the principal amount outstanding and shall not postpone the due date of any subsequent payments or change the amount of such payments.

      Borrower and all other makers, sureties, guarantors, and endorsers hereby waive presentment, notice of dishonor and protest, and they hereby agree to any extensions of time of payment and partial payments before, at, or after maturity.

      Any notice to Borrower provided for in this Note shall be in writing and shall be given and be effective upon (1) delivery to Borrower or (2) mailing such notice by first class U.S. mail, addressed to Borrower at the Borrower's address stated below, or to such other address as Borrower may designate by notice to the Note Holder. Any notice to the Note Holder shall be in writing and shall be given and be effective upon (1) delivery to Note Holder or (2) by mailing such notice by first class U.S. mail to the Note Holder at the address stated in the first paragraph of this Note, or to such other address as Note Holder may designate by notice to Borrower.

      This Note is executed to modify and replace that certain Promissory Note between the parties hereto dated on or about January 30, 2005 in the original principal amount of $300,000.00. The indebtedness evidenced by this Note is secured by a security agreement. The Holder also has additional rights, including grounds for acceleration as contained in a Guarantee and Agreement for Extension and Amendment of Note executed substantially simultaneously herewith.

      Notwithstanding any other provision herein contained, Holder may declare the Note in default and accelerate all unpaid balances of principal and interest if a) Holder determines in its reasonable, good faith judgment that the prospect of repayment has become materially impaired, based on material adverse changes in the financial condition of Borrower, b) any suit shall have been commenced by any party against Borrower which is not dismissed within 30 days, and which would have a material impact on Borrower if determined adversely to Borrower, c) a voluntary bankruptcy shall have been commenced by Borrower, or an involuntary bankruptcy shall have been commenced against Borrower which is not dismissed within fifteen days, or d) any Borrower or guarantor warranty, representation or covenant made in connection herewith is determined to be false or misleading in any material respect.

                                                 OrthoNetx, Inc.

                                                 By: /s/ Douglas MacCarthy
                                                     ---------------------
                                                 Its: VP-Operations
                                                      -------------


Borrower's Address
2301 W. 205Th Street, Suite 102
-------------------------------
Torrance, CA 90501
------------------

                                       2